EXHIBIT 3.1.9

THORNBURG MORTGAGE, INC.

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF 7.50% SERIES E CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

Thornburg Mortgage, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Corporation”), having its principal office at 150 Washington Avenue, Santa Fe, New Mexico 87501, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the board of directors of the Corporation (the “Board of Directors”) by Article FIFTH (A) of the Articles of Amendment to the Articles of Incorporation of the Corporation filed with the Department on April 29, 2002 and Sections 2-105 and 2-208 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors and the Corporation’s pricing committee (the “Pricing Committee”) thereof, by resolutions duly adopted on June 6, 2007 and June 14, 2007, respectively, reclassified and designated 6,162,500 shares of the authorized but unissued common stock of the Corporation, par value $0.01 per share (“Common Stock”), as 7.50% Series E Cumulative Convertible Redeemable Preferred Stock and have provided for the issuance of such series. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Corporation’s Articles of Incorporation (the “Articles”).

SECOND: The reclassification increases the number of shares of the 7.50% Series E Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”), from no shares immediately prior to the reclassification to 6,162,500 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Common Stock from 487,748,000 shares immediately prior to the reclassification to 481,585,500 shares immediately after the reclassification. The Corporation has previously established a class of 5,000,000 authorized shares of Series D Adjusting Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”) under Articles Supplementary filed with the Department on November 17, 2006, a class of 7,230,000 authorized shares of 8.00% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”) under Articles Supplementary filed with the Department on March 18, 2005 and Articles Supplementary filed with the Department on May 27, 2005 and a class of 22,000 authorized shares of Series B Cumulative Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) under Articles Supplementary filed with the Department on March 2, 2001. The Corporation’s previously outstanding class of Series A 9.68% Cumulative Convertible Preferred Stock was redeemed in its entirety by conversion into Common Stock on August 18, 2003 by the Board of Directors under authority contained in the Articles, and is no longer outstanding.

THIRD: The terms of the Series E Preferred Stock, as set by the Board of Directors and the Pricing Committee thereof, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms or conditions of redemption, are as follows:

(1) Designation and Number

A series of preferred stock of the Corporation, designated the Series E Preferred Stock, is hereby established. The number of shares of Series E Preferred Stock shall be 6,162,500.

(2) Rank

With respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Series E Preferred Stock will rank:

(a) prior or senior to all classes or series of the Common Stock, to the Series B Preferred Stock, and to any other class or series of the Corporation’s equity securities, if the holders of Series E Preferred Stock are entitled to the receipt of dividends and amounts distributable upon liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (collectively, “Junior Stock”);

(b) on parity with the Series D Preferred Stock, the Series C Preferred Stock and any other class or series of the Corporation’s equity securities if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the holders of the Series E Preferred Stock are entitled to receive, proportionate to their respective amounts of accrued and unpaid dividends per share or liquidation preference, dividends and amounts that are distributable upon liquidation, dissolution or winding up of the Corporation, without preference or priority of one over the other (collectively, “Parity Stock”);

(c) junior to any class or series of the Corporation’s equity securities if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities are entitled to receive dividends and amounts that are distributable upon liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series E Preferred Stock (collectively, “Senior Stock”); and

(d) junior to all of the Corporation’s existing and future indebtedness, including, prior to the conversion of such debt, any debt that is convertible into the Corporation’s equity securities.

(3) Dividends

(a) Holders of Series E Preferred Stock will be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for payment, cumulative cash dividends payable quarterly in an amount per share of Series E Preferred Stock equal to the sum of (i) $0.46875 per quarter (which is equal to an annual base rate of 7.50% of the $25.00 liquidation preference per share or $1.875 per year) plus (ii) the product of (x) the excess, if any, over $0.68 of the quarterly cash dividend paid in respect of each share of Common Stock for the applicable quarter and (y) the conversion rate then in effect (initially, 0.77232). During any period of time that both (i) the Series E Preferred Stock is not listed on the New York Stock Exchange (the “NYSE”) or the American Stock Exchange

(the “AMEX”), or quoted on the NASDAQ Stock Market, Inc. (the “NASDAQ”), and (ii) the Corporation is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but shares of the Series E Preferred Stock are outstanding, the base rate of the cumulative cash dividends payable during such period on the Series E Preferred Stock will increase by an annual rate of 1%.

(b) Dividends shall accrue on a daily basis on a 360-day year consisting of twelve 30-day months. Any dividend payable on the Series E Preferred Stock for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year. Dividends shall be cumulative from (and including) the first date on which any shares of Series E Preferred Stock are issued, whether or not in any dividend period or periods (i) such dividends shall be declared; (ii) there shall be funds legally available for the payment of such dividends; or (iii) any agreement exists that prohibits the Corporation’s payment of such dividends. Such dividends shall be payable quarterly on January 15, April 15, July 15 and October 15 of each year (or, if not a business day, the next succeeding business day) (each, a “Dividend Payment Date”). The first dividend payment date in respect of the Series E Preferred Stock will be July 15, 2007 and will be for less than a full quarter. Dividends will be payable in arrears to holders of record as they appear on the Corporation’s records at the close of business on the last day of each of March, June, September and December (each, a “Dividend Record Date”), as the case may be, immediately preceding the applicable dividend payment date. Holders of Series E Preferred Stock will not be entitled to receive any dividends in excess of cumulative dividends on the Series E Preferred Stock as specified in this paragraph. No interest will be paid in respect of any dividend payment or payments on the Series E Preferred Stock that may be in arrears.

(c) When dividends are not paid in full upon the Series E Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series E Preferred Stock and any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series E Preferred Stock and accumulated, accrued and unpaid on such Parity Stock. Except as set forth in the preceding sentence, unless dividends on the Series E Preferred Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods, no dividends shall be declared or paid or set aside for payment with respect to any class or series of Parity Stock. Unless full cumulative dividends on the Series E Preferred Stock for all past dividend periods have been paid or declared and set apart for payment, no dividends (other than dividends paid in Junior Stock or options, warrants or rights to subscribe for or purchase such Junior Stock) shall be declared or paid or set apart for payment with respect to any Junior Stock, nor shall any Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration, or any monies be paid to or made available for a sinking fund for the redemption of any Junior Stock or Parity Stock (except by conversion or exchange for Junior Stock, or options, warrants or rights to subscribe for or purchase Junior Stock), nor shall any other cash or property be paid or distributed to or for the benefit of holders of Junior Stock or Parity Stock. Notwithstanding the foregoing, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain the Corporation’s qualification as a real estate investment trust (“REIT”) for federal income tax purposes.

(d) No dividend on the Series E Preferred Stock shall be authorized or declared by the Board of Directors or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration or payment shall be restricted or prohibited by law.

(e) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended), any portion (the “Capital Gains Amount”) of the dividends paid or made available for the year to holders of any class or series of stock of the Corporation, then the portion of the Capital Gains Amount that shall be allocable to holders of the Series E Preferred Stock shall be equal to the total Capital Gains Amount times the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series E Preferred Stock for the year bears to the aggregate amount of dividends (as determined for federal income tax purposes) paid or made available to the holders of all classes or series of stock of the Corporation for such year.

(f) In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under MGCL Section 2-311, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series E Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution.

(4) Liquidation Preference

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any payment or distribution shall be made to or set apart for the holders of any Junior Stock, the holders of Series E Preferred Stock shall be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of final distribution to such holders, but such holders shall not be entitled to any further payment.

(b) If upon any liquidation, dissolution or winding up of the Corporation, its available assets, or proceeds thereof, distributable among the holders of Series E Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series E Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series E Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

(c) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series E Preferred Stock and any Parity Stock, any other series or class or classes of Junior Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series E Preferred Stock and any Parity Stock shall not be entitled to share therein.

(d) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series E Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(e) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(f) The consolidation or merger of the Corporation with or into one or more entities, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s assets, property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(5) Redemption by Holders

Shares of Series E Preferred Stock are not redeemable at any time at the option of the holders thereof.

(6) Redemption at the Option of the Corporation

(a) Special Optional Redemption

If at any time both (i) the Series E Preferred Stock ceases to be listed on the NYSE or the AMEX, or quoted on the NASDAQ, and (ii) the Corporation is not subject to the reporting requirements of the Exchange Act, but shares of the Series E Preferred Stock are outstanding, the Corporation will have the option to redeem the Series E Preferred Stock, in whole but not in part, within 90 days after the date upon which the Series E Preferred Stock ceases to be listed and the Corporation ceases to be subject to such reporting requirements, for cash at a redemption price of $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared), if any, to and including the date fixed for redemption.

(b) Redemption Right

(i) Shares of the Series E Preferred Stock shall not be subject to any sinking fund or mandatory redemption. Except as otherwise set forth herein, shares of the Series E Preferred Stock are not redeemable prior to June 19, 2012. To ensure that the Corporation remains a qualified REIT for federal income tax purposes, however, the Series E

Preferred Stock shall be subject to the provisions of Article TENTH of the Articles pursuant to which Excess Shares of Series E Preferred Stock owned by a shareholder may be redeemed by the Corporation.

(ii) On and after June 19, 2012, the Corporation, at its option, upon giving notice as provided below, may redeem the Series E Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the liquidation preference plus all accumulated, accrued and unpaid dividends to and including the date fixed for redemption. The redemption date shall be selected by the Corporation and shall not be less than 30 days nor more than 60 days after the date notice of redemption is sent. Any date fixed for redemption pursuant to this Section 6 is referred to herein as a “Redemption Date.”

(c) Limitations on Redemption

(i) If fewer than all of the outstanding shares of Series E Preferred Stock are to be redeemed at the option of the Corporation pursuant to Section 6(b) above, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed will be selected by the Board of Directors pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders or by lot or by any other equitable manner as prescribed by the Board of Directors. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series E Preferred Stock would beneficially or constructively own Excess Shares because such holder’s shares of Series E Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Articles, the Corporation will redeem the requisite number of shares of Series E Preferred Stock from such holder as to prevent the holder from owning Excess Shares subsequent to such redemption.

(ii) Notwithstanding anything to the contrary contained herein, unless full cumulative dividends on all shares of Series E Preferred Stock shall have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series E Preferred Stock shall be redeemed unless all outstanding shares of Series E Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series E Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E Preferred Stock. In addition, unless full cumulative dividends on all outstanding shares of Series E Preferred Stock have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or made available for a sinking fund for the redemption of, any shares of Series E Preferred Stock or any other class or series of Junior Stock or Parity Stock (except by conversion into or exchange for shares of any class or series of Junior Stock).

(iii) The foregoing provisions of subsections 6(c)(i) and (ii) shall not prevent any other action by the Corporation pursuant to the Articles or otherwise in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes.

(d) Procedures for Redemption

(i) Notice of redemption of the Series E Preferred Stock shall be mailed to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on the stock records of the Corporation. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. In addition to any information required by law or by the applicable rules of the exchange upon which the Series E Preferred Stock may be listed or admitted to trading, each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series E Preferred Stock to be redeemed; and (iv) the place or places where certificates for such shares of Series E Preferred Stock are to be surrendered for cash. Any such redemption may be made conditional on such factors as may be determined by the Board of Directors and as set forth in the notice of redemption.

(ii) On or after the Redemption Date, each holder of shares of Series E Preferred Stock to be redeemed shall present and surrender the certificates representing its shares of Series E Preferred Stock to the Corporation at the place designated in the notice of redemption, if required to do so, and thereupon the cash redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate representing shares of Series E Preferred Stock as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing shares of Series E Preferred Stock are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

(iii) If notice of redemption has been mailed in accordance with Section 6(d)(i) above and if the funds necessary for such redemption have been paid or set aside by the Corporation in trust for the benefit of the holders of the Series E Preferred Stock so called for redemption, then from and after the Redemption Date (unless the Corporation defaults in payment of the redemption price), all dividends on the shares of Series E Preferred Stock called for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the Redemption Date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the Corporation’s books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to a Redemption Date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends) of the Series E Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the shares of Series E Preferred Stock to be redeemed shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares, if required to do so, at such place on or about the date fixed in such redemption notice (which may not be later than the Redemption Date) against payment of the redemption price (including all accumulated and unpaid dividends to the Redemption Date). Any interest or other earnings earned on the redemption price (including accumulated and unpaid dividends) deposited with a bank or trust company shall be paid to the Corporation. Any monies so deposited which remain unclaimed by the holders of Series E Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation.

(e) Status of Redeemed, Purchased or Reacquired Shares

Any shares of Series E Preferred Stock that shall at any time have been redeemed, purchased or reacquired by the Corporation in any manner shall, after such redemption, purchase or acquisition, have the status of authorized but unissued Common Stock.

(7) Conversion

(a) Conversion Rights

(i) Subject to and upon compliance with the provisions of this Section 7, a holder of any share or shares of Series E Preferred Stock shall have the right, at its option, to convert all or any portion of such holder’s outstanding Series E Preferred Stock (the “Conversion Right”), subject to the conditions described below, into the number of fully paid and non-assessable shares of Common Stock initially at a conversion rate of 0.77232 of a share of Common Stock per $25.00 liquidation preference (the “Conversion Rate”), which is equivalent to an initial conversion price of approximately $32.37 per share of Common Stock (subject to adjustment in accordance with the provisions of Section 7) (“Conversion Price”). Such holder shall surrender to the Corporation such shares of Series E Preferred Stock to be converted in accordance with the provisions in paragraph (b) and (c) of this Section 7, as applicable.

(ii) In connection with the conversion of any shares of Series E Preferred Stock, no fractional shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price (as defined below) on a day during which trading in securities generally occurs on the NYSE or, if the Common Stock is not listed on the NYSE, on the principal other United States national or regional securities exchange on which the Common Stock is then listed (including the NASDAQ) or, if the Common Stock is not listed on a United States national or regional securities exchange, on the principal other market on which the Common Stock is then traded (“Trading Day”) immediately prior to the Conversion Date (as defined below) or the Corporation Conversion Option Date (as defined below). If more than one share of Series E Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion of those shares of Series E Preferred Stock shall be computed on the basis of the total number of shares of Series E Preferred Stock so surrendered. “Closing Sale Price” means with regard to shares of the Common Stock, on any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States national or regional securities exchange on which shares of the Common Stock are traded (including the NASDAQ) or, if shares of the Common Stock are not listed on a United States national or regional securities exchange, as reported by the National Quotation Bureau Incorporated, or in the absence of such a quotation, the Corporation shall determine the closing sale price, in good faith, on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

(iii) A holder of Series E Preferred Stock is not entitled to any rights of a holder of shares of Common Stock until that holder has converted its Series E Preferred Stock, and only to the extent the Series E Preferred Stock are deemed to have been converted to shares of Common Stock in accordance with the provisions of this Section 7.

(iv) The Corporation shall, prior to issuance of any shares of Series E Preferred Stock hereunder, and from time to time as may be necessary, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of Series E Preferred Stock, such number of its duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series E Preferred Stock then outstanding into such Common Stock at any time (assuming that, at the time of the computation of such number of shares of Common Stock, all such shares of Series E Preferred Stock would be held by a single holder). The Corporation covenants that all shares of Common Stock which may be issued upon conversion of Series E Preferred Stock shall upon issue be fully paid and nonassessable and free from all liens and charges and, except as provided in Section 7(c), taxes with respect to the issue thereof. The Corporation further covenants that, if at any time the shares of Common Stock shall be listed on the NYSE or any other national securities exchange (including the NASDAQ) or quoted on an automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed or quoted, so long as the Common Stock shall be so listed or quoted on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series E Preferred Stock. Before the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the shares of Series E Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations.

(b) Corporation Conversion Option

(i) On or after June 19, 2012, the Corporation shall have the option to require the holders of the Series E Preferred Stock to convert all of the outstanding shares of Series E Preferred Stock into that number of shares of Common Stock that are issuable at the Conversion Rate then in effect (as adjusted, the “Corporation Conversion Option”). The Corporation may exercise the Corporation Conversion Option only if the Closing Sale Price equals or exceeds 130% of the Conversion Price of the Series E Preferred Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days (including the last Trading Day of such period), ending on the Trading Day immediately prior to the Corporation’s issuance of a press release announcing its intent to exercise the Corporation Conversion Option in accordance with Section 7(b)(ii).

(ii) To exercise the Corporation Conversion Option right set forth in this Section 7(b), the Corporation must issue a press release for publication through Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first Trading Day following any date on which the conditions set forth in Section 7(b)(i) shall have been satisfied, announcing the Corporation’s intention to exercise the Corporation Conversion Option. The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series E Preferred

Stock (“Notice”) (not more than four Trading Days after the date of the press release) of the exercise of the Corporation Conversion Option announcing the Corporation’s intention to convert the Series E Preferred Stock. The conversion date (the “Corporation Conversion Option Date”) shall be on the date that is five Trading Days after the date on which the Corporation issues such press release. In addition to any information required by applicable law or regulation, the press release and Notice of a Corporation Conversion Option shall state, as appropriate:

(A) the Corporation Conversion Option Date;

(B) the number of shares of Common Stock to be issued upon conversion of each Series E Preferred Stock;

(C) the number of shares of Series E Preferred Stock to be converted; and

(D) that dividends on the Series E Preferred Stock to be converted shall cease to accrue on the Corporation Conversion Option Date.

(iii) Upon exercise of the Corporation Conversion Option and the surrender of shares of the Series E Preferred Stock by a holder thereof, the Corporation shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order (A) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which a holder of shares of Series E Preferred Stock being converted, or a holder’s transferee, shall be entitled and (B) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 7(a)(ii).

(iv) Each conversion shall be deemed to have been made at the close of business on the Corporation Conversion Option Date so that the rights of the holder thereof as to the Series E Preferred Stock being converted shall cease except for the right to receive the number of fully paid and non-assessable shares of Common Stock at the Conversion Rate (subject to adjustment in accordance with the provisions of Section 8), and the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

(v) In lieu of the foregoing procedures, if the shares of Series E Preferred Stock are held in global certificate form, each holder of beneficial interest in Series E Preferred Stock must comply with the procedures of The Depository Trust Company (“DTC”) to convert such holder’s beneficial interest in respect of the Series E Preferred Stock evidenced by a global certificate of the Series E Preferred Stock.

(vi) In case any shares of Series E Preferred Stock are to be redeemed by the Corporation pursuant to Section 6 or to be converted pursuant to this Section 7(b), such holder’s right to voluntarily convert its Series E Preferred Stock shall terminate at 5:00 p.m., New York City time, on the Trading Day immediately preceding the date fixed for redemption or the Corporation Conversion Option Date, as the case may be.

(c) Conversion Right Procedures

(i) To exercise the Conversion Right as set forth in Section 7(a), a holder of the Series E Preferred Stock must surrender to the Corporation at its principal office or at the office of the transfer agent of the Corporation, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series E Preferred Stock to be converted accompanied by a written notice stating that the holder of Series E Preferred Stock elects to convert all or a specified whole number of those shares in accordance with this Section 7(c) and specifying the name or names in which the holder wishes the certificate or certificates for the shares of Common Stock to be issued (“Conversion Notice”). In case the Conversion Notice specifies that the shares of Common Stock are to be issued in a name or names other than that of the holder of Series E Preferred Stock, the Conversion Notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than those transfer taxes payable pursuant to the preceding sentence, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the shares of Series E Preferred Stock.

(ii) As promptly as practicable after the surrender of the certificate or certificates for the shares of Series E Preferred Stock in accordance with Section 7(c)(i), the receipt of the Conversion Notice and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, the Corporation shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order, (a) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which the holder of the Series E Preferred Stock being converted, or the holder’s transferee, shall be entitled, (b) if less than the full number of Series E Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series E Preferred Stock evidenced by the surrendered certificate or certificates, less the number of shares being converted, and (c) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 7(a)(ii).

(iii) Each conversion shall be deemed to have been made at the close of business on the date of giving the Conversion Notice and of surrendering the certificate or certificates representing the shares of the Series E Preferred Stock to be converted (the “Conversion Date”) so that the rights of the holder thereof as to the Series E Preferred Stock being converted shall cease except for the right to receive the number of fully paid and non-assessable shares of Common Stock at the Conversion Rate (subject to adjustment in accordance with the provisions of Section 8), and, if applicable, the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

(iv) In lieu of the foregoing procedures, if the shares of Series E Preferred Stock are held in global form, each holder of beneficial interest in Series E Preferred Stock must comply with the procedures of DTC to convert such holder’s beneficial interest in respect of the Series E Preferred Stock evidenced by a global share of the Series E Preferred Stock.

(d) Payment of Dividends

(i) Optional Conversion

(A) If a holder of shares of Series E Preferred Stock exercises its Conversion Right, upon delivery of the Series E Preferred Stock for conversion, those shares of Series E Preferred Stock shall cease to cumulate dividends as of the end of the day immediately preceding the Conversion Date and the holder shall not receive any cash payment representing accrued and unpaid dividends of the Series E Preferred Stock, except in those limited circumstances discussed in this Section 7(d). Except as provided herein, the Corporation shall make no payment for accrued and unpaid dividends, whether or not in arrears, on Series E Preferred Stock converted at a holder’s election pursuant to a Conversion Right, or for dividends on shares of Common Stock issued upon such conversion.

(B) If the Corporation receives a Conversion Notice before the close of business on a Dividend Record Date, the holder shall not be entitled to receive any portion of the dividend payable on such converted Series E Preferred Stock on the corresponding Dividend Payment Date.

(C) If the Corporation receives a Conversion Notice after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the holder on the Dividend Record Date shall receive on that Dividend Payment Date accrued dividends on those Series E Preferred Stock, notwithstanding the conversion of those shares of Series E Preferred Stock prior to that Dividend Payment Date, because that holder shall have been the holder of record on the corresponding Divided Record Date. However, at the time that such holder surrenders the Series E Preferred Stock for conversion, the holder shall pay to the Corporation an amount equal to the dividend that has accrued and that shall be paid on the related Dividend Payment Date.

(D) A holder of shares of Series E Preferred Stock on a Dividend Record Date who exercises its Conversion Right and converts such shares of Series E Preferred Stock into Common Stock on or after the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on such shares of Series E Preferred Stock on such Dividend Payment Date, and the converting holder need not include payment of the amount of such dividend upon surrender for conversion of those shares of Series E Preferred Stock.

(ii) Corporation Conversion Option

(A) If the Corporation exercises the Corporation Conversion Option, whether the Corporation Conversion Option Date is prior to, on or after the Dividend Record Date for the current period, all unpaid dividends which are in arrears as of the Corporation Conversion Option Date shall be payable to the holder of the Series E Preferred Stock.

(B) If the Corporation exercises the Corporation Conversion Option and the Corporation Conversion Option Date is a date that is prior to the close of business on any Dividend Record Date, the holder shall not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date.

(C) If the Corporation exercises the Corporation Conversion Option and the Corporation Conversion Option Date is a date that is on, or after the close of business on, any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, all dividends, including accrued and unpaid dividends, whether or not in arrears, with respect to the Series E Preferred Stock called for conversion on such date, shall be payable on such Dividend Payment Date to the record holder of such shares on such record date.

(8) Adjustment of Conversion Rate

(a) If the Corporation shall, at any time or from time to time after June 19, 2007 (the “Original Issue Date”) while any shares of Series E Preferred Stock are outstanding, issue Common Stock as a dividend or distribution to all or substantially all of the holders of Common Stock (other than pursuant to the Corporation’s existing dividend reinvestment and share purchase plan or any future dividend reinvestment and share purchase plan the Corporation adopts which is not materially adverse to the holders of shares of Series E Preferred Stock), then the Conversion Rate in effect immediately prior to the close of business on the Record Date (as defined below) fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be adjusted by multiplying such Conversion Rate by a fraction:

(i) the numerator of which shall be the sum of (x) the total number of shares of Common Stock outstanding at the close of business on such Record Date and (y) the total number of shares of Common Stock constituting such dividend or other distribution; and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date.

An adjustment made pursuant to this Section 8(a) shall become effective immediately prior to the opening of business on the day following the Record Date fixed for such determination. If any dividend or distribution of the type described in this Section 8(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such dividend or distribution had not been declared. “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(b) If the Corporation shall, at any time or from time to time after the Original Issue Date while any shares of Series E Preferred Stock are outstanding, subdivide, combine, reclassify, or split its outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such subdivision, combination, reclassification or split becomes effective shall be adjusted by multiplying such Conversion Rate by a fraction:

(i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the opening of business on the day following the day such subdivision, combination, reclassification or split becomes effective; and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the opening of business on the day that such subdivision, combination, reclassification or split becomes effective.

An adjustment made pursuant to this Section 8(b) shall become effective immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification, split or combination becomes effective.

(c) If the Corporation shall, at any time or from time to time after the Original Issue Date while any shares of Series E Preferred Stock are outstanding, issue rights or warrants for a period expiring within 60 days to all or substantially all holders of its outstanding Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock), at a price per share of Common Stock (or having a conversion, exchange or exercise price per share of Common Stock) less than the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of the announcement by public notice of such issuance or distribution (treating the conversion, exchange or exercise price per share of Common Stock of the securities convertible, exchangeable or exercisable into Common Stock as equal to (x) the sum of (i) the price for a unit of the security convertible into or exchangeable or exercisable for Common Stock and (ii) any additional consideration initially payable upon the conversion of or exchange or exercise for such security into Common Stock divided by (y) the number of shares of Common Stock initially underlying such convertible, exchangeable or exercisable security), then the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect at the opening of business on the date after such date of announcement by a fraction:

(i) the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding at the close of business on the date of announcement, and (y) the total number of additional shares of Common Stock issuable pursuant to such rights, warrants, options, other securities, or convertible securities; and

(ii) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on the close of business on the date of announcement, and (y) the number of shares of Common Stock equal to the aggregate exercise price or conversion price payable to exercise or convert such rights, warrants, options, other securities or convertible securities divided by the average of the daily Closing Sale Prices per share of Common Stock for the 10 consecutive Trading Days immediately prior to such date (subject to any adjustment as required pursuant to Section 8(f)) (“Current Market Price”) immediately preceding the date of announcement of the issuance of such rights, warrants, options, other securities or convertible securities.

An adjustment made pursuant to this Section 8(c) shall become effective immediately prior to the opening of business on the day following the Record Date for such issuance. If the shares of Common Stock are not delivered pursuant to such rights, warrants, options, other securities, or convertible securities upon the expiration or termination of such rights, warrants, options, other securities, or convertible securities, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights, warrants, options, other securities, or convertible securities been made on the basis of the delivery of only the number of shares of Common Stock actually issued (or the number of shares of Common Stock actually issued upon conversion, exchange, or exercise of such other securities). In determining whether any rights, warrants options, other securities, or convertible securities entitle the holders to subscribe for or purchase shares of Common Stock at less than such Closing Sale Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights, warrants, options, other securities, or convertible securities, the value of such consideration if other than cash, to be determined by the Board of Directors.

(d)(i) If the Corporation shall, at any time or from time to time after the Original Issue Date while any shares of Series E Preferred Stock are outstanding, by dividend or otherwise, distribute to all or substantially all of the holders of its outstanding shares of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation and the shares of Common Stock are not changed or exchanged), shares of its capital stock, evidences of the Corporation’s indebtedness, or other assets or property, including securities, (including capital stock of any subsidiary of the Corporation) but excluding (i) dividends or distributions of Common Stock referred to in Section 8(a), (ii) any rights or warrants referred to in Section 8(c), and (iii) dividends and distributions of stock, securities or other property or assets (including cash) in connection with the reclassification, change, merger, consolidation, combination, sale or conveyance to which Section 8 applies (such capital stock, evidence of its indebtedness, other assets or property or securities being distributed hereinafter in this Section 8(d) called the “Distributed Assets”), then, in each such case, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction:

(A) the numerator of which shall be the Current Market Price; and

(B) the denominator of which shall be (x) such Current Market Price, less (y) the Fair Market Value (as defined below) on such date of the portion of the Distributed Assets so distributed with respect to each share of Common Stock outstanding on the Record Date for such distribution. “Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s length transaction (as determined by the Board of Directors, whose determination shall be made in good faith and, absent manifest error, shall be final and binding on holders of the Series E Preferred Stock).

An adjustment made pursuant to Section 8(d)(i) shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

(ii) If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 8(d) by reference to the actual or when issued trading market for any Distributed Assets comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period (the “Reference Period”) used in computing the Current Market Price pursuant to this Section 8(d) to the extent possible, unless the Board of Directors determines in good faith that determining the Fair Market Value during the Reference Period would not be in the best interest of the holders of the Series E Preferred Stock.

(iii) If any such distribution consists of shares of capital stock of, or similar equity interests in, one or more of the Corporation’s subsidiaries (a “Spin Off”), the Fair Market Value of the securities to be distributed shall equal the average of the Closing Sale Prices of such securities for the 10 consecutive Trading Days commencing on and including the first Trading Day of those securities after the effectiveness of the Spin Off, and the Current Market Price shall be measured for the same period. If, however, an underwritten initial public offering of the securities in the Spin Off occurs simultaneously with the Spin Off, Fair Market Value of the securities distributed in the Spin Off shall mean the initial public offering price of such securities and the Current Market Price shall mean the Closing Sale Price for the Common Stock on the same Trading Day.

(iv) Rights or warrants distributed by the Corporation to all or substantially all holders of the outstanding shares of Common Stock entitling them to subscribe for or purchase equity securities of the Corporation (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”), (x) are deemed to be transferred with such shares of Common Stock, (y) are not exercisable and (z) are also issued in respect of future issuances of shares of Common Stock, shall be deemed not to have been distributed for purposes of this Section 8(d) (and no adjustment to the Conversion Rate under this Section 8(d) shall be required) until the occurrence of the earliest Trigger Event. If such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different Distributed Assets, or entitle the holder to purchase a different number or amount of the foregoing Distributed Assets or to purchase any of the foregoing Distributed Assets at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and Record Date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Conversion Rate under this Section 8(d):

(A) in the case of any such rights or warrants which shall all have been repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share repurchase price received by a holder of shares Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all or substantially all holders of Common Stock as of the date of such repurchase; and

(B) in the case of such rights or warrants which shall have expired or been terminated without exercise, the Conversion Rate shall be readjusted as if such rights and warrants had never been issued.

(v) For purposes of this Section 8(d) and Section 8(a), Section 8(b) and Section 8(c), any dividend or distribution to which this Section 8(d) is applicable that also includes (x) shares of Common Stock, (y) a subdivision, split or combination of shares of Common Stock to which Section 8(b) applies or (z) rights or warrants to subscribe for or purchase shares of Common Stock to which Section 8(c) applies (or any combination thereof), shall be deemed instead to be:

(A) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants, other than such shares of Common Stock, such subdivision, split or combination or such rights or warrants to which Section 8(a), Section 8(b) and Section 8(c) apply, respectively (and any Conversion Rate adjustment required by this Section 8(d) with respect to such dividend or distribution shall then be made), immediately followed by

(B) a dividend or distribution of such shares of Common Stock, such subdivision, split or combination or such rights or warrants (and any further Conversion Rate increase required by Section 8(a), Section 8(b) and Section 8(c) with respect to such dividend or distribution shall then be made), except:

(I) the Record Date of such dividend or distribution shall be substituted as (i) “the date fixed for the determination of shareholders entitled to receive such dividend or other distribution,” “Record Date fixed for such determinations” and “Record Date” within the meaning of Section 8(a), (ii) “the day upon which such subdivision or split becomes effective” or “the day upon which such combination becomes effective” (as applicable) within the meaning of Section 8(b), and (iii) as “the Record Date fixed for the determination of the shareholders entitled to receive such rights or warrants” and such “Record Date” within the meaning of Section 8(c); and

(II) any reduction or increase in the number of shares of Common Stock resulting from such subdivision, split or combination (as applicable) shall be disregarded in connection with such dividend or distribution.

(e)(i) If any tender offer made by the Corporation or any of its subsidiaries for all or any portion of Common Stock shall expire, then, if the tender offer shall require the payment to the holders of Common Stock of consideration per share of Common Stock having a Fair Market Value that exceeds the Closing Price per share of Common Stock on the Trading Day next succeeding the last date (the “Expiration Date”) tenders could have been made pursuant to such tender offer (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter sometimes called the “Expiration Time”), the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the Expiration Date by a fraction:

(A) the numerator of which shall be the sum of (x) the Fair Market Value of the aggregate consideration payable to holders of the Common Stock based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of (i) the number of shares of Common Stock outstanding (less any Purchased Shares and excluding any shares held in the treasury of the Corporation) at the Expiration Time and (ii) the Current Market Price on the Trading Day next succeeding the Expiration Date; and

(B) the denominator of which shall be the product of (x) the number of shares of Common Stock outstanding (including Purchased Shares but excluding any shares held in the treasury of the Corporation) at the Expiration Time multiplied by (y) the Current Market Price on the Trading Day next succeeding the Expiration Date.

(ii) An adjustment pursuant to Section 8(e)(i) shall become effective immediately prior to the opening of business on the day following the Expiration Date.

(iii) If the Corporation is obligated to purchase shares pursuant to any such tender offer, but the Corporation is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate which would have been in effect based upon the number of shares actually purchased, if any. If the application of this Section 8(e) to any tender offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer under this Section 8(e).

(iv) For purposes of this Section 8, the term “tender offer” shall mean and include both tender offers and exchange offers, all references to “purchases” of shares in tender offers (and all similar references) shall mean and include both the purchase of shares in tender offers and the acquisition of shares pursuant to exchange offers, and all references to “tendered shares” (and all similar references) shall mean and include shares tendered in both tender offers and exchange offers.

(f) Notwithstanding the foregoing and to the extent permitted by law, whenever successive adjustments to the Conversion Rate are called for pursuant to this Section 8, such adjustments shall be made as may be necessary or appropriate to effect the intent of this Section 8 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

(g) The Corporation shall be entitled to make such additional increases in the Conversion Rate, in addition to those required by Section 8(a), Section 8(b), Section 8(c), Section 8(d) or Section 8(e), if the Board of Directors determines that it is advisable, in order that any dividend or distribution of Common Stock, any subdivision, reclassification or combination of Common Stock or any issuance of rights or warrants referred to above, or any event treated as such for United States federal income tax purposes, shall not be taxable to the holders of Common Stock for United States federal income tax purposes or to diminish any such tax. The

Corporation shall give holders of Series E Preferred Stock at least 15 Trading Days’ notice of any increase in the Conversion Rate.

(h) To the extent permitted by law, the Corporation may, from time to time, increase the Conversion Rate for a period of at least 20 Trading Days if the Board of Directors determines that such an increase would be in the Corporation’s best interests. Any such determination by Board of Directors shall be conclusive. The Corporation shall give holders of Series E Preferred Stock at least 15 Trading Days’ notice of any increase in the Conversion Rate.

(i) The Corporation shall not adjust the Conversion Rate pursuant to this Section 8 to the extent that the adjustments would reduce the Conversion Price below $0.01. The Corporation shall not be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least one percent in the Conversion Rate. However, any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment of the Conversion Rate. Except as described in this Section 8, the Corporation shall not adjust the Conversion Rate for any issuance of shares of Common Stock or any securities convertible into or exchangeable or exercisable for its shares of Common Stock or rights to purchase its shares of Common Stock or such convertible, exchangeable or exercisable securities.

(j) In the event that at any time, as a result of an adjustment made pursuant to this Section 8, the holder of any Series E Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock into which the Series E Preferred Stock originally were convertible, the Conversion Rate of such other shares so receivable upon conversion of any such Series E Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (a) through (k) of this Section 8, and any other applicable provisions of these Articles Supplementary with respect to the Common Stock shall apply on like or similar terms to any such other shares.

(k) To the extent the Corporation has a rights plan in effect upon conversion of the Series E Preferred Stock into shares of Common Stock, the holder shall receive (except to the extent the Corporation settles its conversion obligations in cash), in addition to the shares of Common Stock, the rights under the rights plan unless the rights have separated from the shares of Common Stock prior to the time of conversion, in which case the Conversion Rate shall be adjusted at the time of separation as if the Corporation made a distribution referred to in Section 8(d) above (without regard to any of the exceptions therein).

(9) Consolidation or Merger of the Corporation

(a) In the case of the following events (each, a “Business Combination”): (i) any recapitalization, reclassification or change of the Common Stock, other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of subdivision or a combination; (ii) a consolidation, merger or binding share exchange of the Corporation with another Person; (iii) a sale, conveyance or lease to another corporation of all or substantially all of the property and assets of the Corporation (other than to one or more of the

Corporation’s subsidiaries); or (iv) a statutory share exchange; in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, the Corporation or the successor or purchasing corporation, as the case may be, shall provide that the holders of Series E Preferred Stock will be entitled thereafter to convert such Series E Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which such holder of Series E Preferred Stock would have owned or been entitled to receive upon such Business Combination had such shares been converted into Common Stock immediately prior to such Business Combination. If holders of Common Stock have the opportunity to elect the form of consideration to be received in such Business Combination, the Corporation will make adequate provision whereby the holders of the Series E Preferred Stock shall have a reasonable opportunity to determine the form of consideration into which all of the Series E Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such Business Combination. Such determination shall be based on the weighted average of elections made by the holders of the Series E Preferred Stock who participate in such determination, shall be subject to any limitations to which all of the holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such Business Combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (i) the deadline for elections to be made by holders of Common Stock, and (ii) two Trading Days prior to the anticipated effective date of the Business Combination. The Corporation shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the holders of the Series E Preferred Stock (and the weighted average of elections), by posting a notice with DTC, by issuing a press release or providing other appropriate notice, and by providing a copy of such notice to the Corporation’s transfer agent. If the effective date of the Business Combination is delayed beyond the initially anticipated effective date, the holders of the Series E Preferred Stock shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. The documents governing the rights of such securities shall provide for adjustments of the Conversion Rate and other appropriate numerical thresholds which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in Section 8. If, in the case of any such Business Combination, the stock or other securities and assets receivable thereupon by a holder of shares of Common Stock includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such Business Combination, then such documents governing the rights of such securities shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the holders of the Series E Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing.

(b) The Corporation shall cause notice of the execution of such documents governing the rights of such securities to be mailed to each holder of Series E Preferred Stock, at the address of such holder as it appears on the stock transfer records of the Corporation, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such documents governing the rights of such securities.

(c) The above provisions of this Section 9 shall similarly apply to successive Business Combinations.

(d) The Corporation shall not become a party to any Business Combination unless its terms are consistent in all material respects with the provisions of this Section 9.

(e) None of the provisions of this Section 9 shall affect the right of a Series E Preferred Stockholder to convert its shares of Series E Preferred Stock into Common Stock prior to the effective date of a Business Combination.

(f) If this Section 9 applies to any event or occurrence, Section 8 hereof shall not apply.

(10) Notice of Adjustment

Whenever an adjustment in the Conversion Rate with respect to the Series E Preferred Stock is required:

(a) the Corporation shall forthwith place on file with the transfer agent for the Series E Preferred Stock a certificate of the Chief Financial Officer (or such person having similar responsibilities of the Corporation), stating the adjusted Conversion Rate determined as provided herein and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment; and

(b) a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be given by the Corporation to each holder of Series E Preferred Stock. Any notice so given shall be conclusively presumed to have been duly given, whether or not the holder receives such notice.

(11) Notice in Certain Events

In case of:

(a) a consolidation or merger to which the Corporation is a party and for which approval of any holders of Common Stock of the Corporation is required, or of the sale or conveyance to another person or entity or group of persons or entities acting in concert as a partnership, limited partnership, syndicate or other group (within the meaning of Rule 13d-3 under the Exchange Act of 1934, as amended (the “Exchange Act”)) other than to one or more of the Corporation’s subsidiaries, of all or substantially all of the property and assets of the Corporation; or

(b) the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

(c) any action triggering an adjustment of the Conversion Rate referred to in clauses (x) or (y) below; then, in each case, the Corporation shall cause to be given, to the holders of the Series E Preferred Stock, at least 15 days prior to the applicable date hereinafter specified, a notice stating: (x) the date on which a record is to be taken for the purpose of any distribution or grant of rights or warrants triggering an adjustment to the Conversion Rate pursuant to Section 8 hereof, or, if a record is not to be taken, the date as of which the holders of record of Common Stock entitled to such distribution, rights or warrants are to be determined; or

(y) the date on which any reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up triggering an adjustment to the Conversion Rate pursuant to this Section 11 hereof is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in Section 11(a), Section 11(b) or Section 11(c).

(12) Voting Rights

(a) Holders of the Series E Preferred Stock shall not have any voting rights, except as provided by law and as set forth below.

(b)(i) If and whenever dividends on any shares of Series E Preferred Stock shall remain unpaid for six or more quarterly periods (whether or not consecutive) (a “Preferred Dividend Default”), the number of directors then constituting the Board of Directors shall be increased by two members (if not already increased by two members by reason of the election of directors by the holders of any other class or series of stock upon which like voting rights have been conferred and are exercisable and with which the Series E Preferred Stock is entitled to vote as a class with respect to the election of such two directors), and the holders of such Series E Preferred Stock (voting together as a single class with all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable (“Parity Preferred Stock”)) will be entitled to vote for the election of two additional directors of the Corporation (the “Preferred Stock Directors”), who will be elected by a plurality of the votes cast in such election for a one-year term and until their successors are duly elected and shall qualify (or until such director’s right to hold such office terminates as provided herein, whichever occurs earlier, subject to such director’s earlier death, disqualification, resignation or removal), at a special meeting called by or at the request of the holders of at least 20% of the outstanding Series E Preferred Stock or the holders of shares of any other class or series of Parity Preferred Stock with respect to which dividends are so unpaid (unless such request is received less than 120 days before the date fixed for the next annual or special meeting of shareholders) or, if the request for a special meeting is received by the Corporation less than 120 days before the date fixed for the next annual or special meeting of shareholders, at the next annual or special meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on the Series E Preferred Stock for all past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment in full.

(ii) At any time when the voting rights described in Section 12(b)(i) above shall have vested, and in the event that a request for a special meeting shall have first been made in a manner contemplated by Section 12(b)(i) above, a proper officer of the Corporation shall thereupon and with reasonable promptness, call or cause to be called, a special meeting of the holders of Series E Preferred Stock and all the series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (collectively, the “Parity Securities”) by mailing or causing to be mailed to such holders a notice of such special meeting to be held not more than 90 days after delivery of such request. The record date for determining holders of the Parity Securities entitled to notice of and to vote at such special meeting will be the close of business on the third business day preceding the day on which such notice is mailed. At any such special meeting, all of the holders of the Parity Securities, by plurality vote, voting together as a single class without regard to series, will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Parity Securities are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. Notice of all meetings at which holders of the Series E Preferred Stock shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series E Preferred Stock that would have been entitled to vote at such special meeting. Any such special meeting shall be combined and held contemporaneously with the next special or annual meeting of the shareholders of the Corporation in accordance with the conditions set forth in Section 12(b)(i) above.

(c) If and when all dividends accumulated on the Series E Preferred Stock in respect of all past dividend periods shall have been paid in full or declared by the Corporation and set aside for payment in full, the holders of Series E Preferred Stock shall be divested of the voting rights set forth in Section 12(b) above (subject to revesting in the event of each and every Preferred Dividend Default) and, if all dividends accumulated in respect of all past dividend periods have been paid in full or declared by the Corporation and set aside for payment in full on all other classes or series of Parity Preferred Stock, the term of office of each Preferred Stock Director so elected shall forthwith terminate and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Stock Director elected by the holders of Series E Preferred Stock and any other such Parity Preferred Stock may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding Series E Preferred Stock when they only have the voting rights set forth, or like those set forth, in Section 12(b) above and by the majority vote of the outstanding Series E Preferred Stock and all other classes or series of Parity Preferred Stock (voting as a single class) when the Series E Preferred Stock and such Parity Preferred Stock is entitled to vote thereon. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director so elected may be filled by written consent of the Preferred Stock Director so elected remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding Series E Preferred Stock when they only have the voting rights set forth, or like those set forth, in Section 12(b) and by the majority vote of the outstanding Series E Preferred Stock and other classes or series of Parity Preferred Stock (voting as a single class) when the Series E Preferred Stock and such Parity Preferred Stock is entitled to vote thereon.

(d) So long as any Series E Preferred Stock remains outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66-2/3% of the Series E Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such Series E Preferred Stock voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation or reclassify any authorized shares of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of, or add any provision to, the Articles (including these Articles Supplementary), whether by merger or consolidation or otherwise (each, an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any of the Events set forth in (ii) above, so long as shares of Series E Preferred Stock (or shares issued by a surviving entity in substitution for the Series E Preferred Stock) remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of such an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series E Preferred Stock; and provided further that (x) any increase in the amount of the authorized Series E Preferred Stock or any issuance of Series E Preferred Stock or (y) the authorization, creation or issuance of any other class or series of preferred stock or any increase in the amount of authorized shares of any other class or series of preferred stock in each case ranking on a parity with or junior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(e) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(13) Information Rights

During any period in which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of the Series E Preferred Stock are outstanding, the Corporation will (i) transmit by mail to all holders of the Series E Preferred Stock, as their names and addresses appear in the Corporation’s record books, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject to those sections (other than any exhibits that would have been required) and (ii) promptly upon written request, make available copies of such reports to any prospective holder of the Series E Preferred Stock. The Corporation will mail the reports to the holders of the Series E Preferred Stock within 15 days after the respective dates by which the Corporation would have been required to file the reports with the SEC if the Corporation were subject to Section 13 or 15(d) of the Exchange Act.

(14) Restrictions on Ownership and Transfer to Preserve Tax Benefit

(a) The Series E Preferred Stock is governed by and issued subject to all of the limitations, terms and conditions of the Articles, including but not limited to the terms and conditions (including exceptions and exemptions) of Article TENTH of the Articles.

(b) Each certificate for Series E Preferred Stock shall bear substantially the following legend in addition to any legends required to comply with federal and state laws:

“The Corporation will furnish to any shareholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, to the extent they have been set, and of the authority of the Board of Directors to set the relative rights and preferences of a subsequent series of a preferred or special class of stock. Such request may be made to the Secretary of the Corporation or to its transfer agent.”

(15) Settlement of NYSE Transactions

Nothing in this section of the Articles Supplementary shall preclude the settlement of transactions entered into through the facilities of the NYSE or another securities exchange or an automated inter-dealer quotation system. The shares of Series E Preferred Stock that are the subject of such transaction shall continue to be subject to the provisions of this section of the Articles Supplementary after such settlement.

(16) No Maturity or Sinking Fund

The Series E Preferred Stock has no maturity date, and no sinking fund has been established (and none shall be established) for the retirement or redemption of the Series E Preferred Stock.

(17) No Preemptive Rights

No holder of Series E Preferred Stock of the Corporation shall, as such holder, be entitled to any preemptive rights to purchase or subscribe for additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

FOURTH: The Series E Preferred Stock has been classified and designated by the Board under the authority contained in the Articles.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

SEVENTH: The undersigned President and Chief Operating Officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief Operating Officer and attested to by its Corporate Secretary on this 18th day of June, 2007.

THORNBURG MORTGAGE, INC.

By:	/s/ Larry A. Goldstone
Larry A. Goldstone President and Chief Operating Officer

[SEAL]

ATTEST:

/s/ Stephen E. Newton
Stephen E. Newton Corporate Secretary